Pricing Term Sheet

Filed under Rule 433

Registration No. 333-169259

FINAL TERMS AND CONDITIONS

November 5, 2012

7,000,000 DEPOSITARY SHARES,

EACH REPRESENTING 1/40TH INTEREST IN A SHARE OF

5.50% NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

SERIES C, $1.00 PAR VALUE

Issuer:	City National Corporation (the “Company”), a Delaware corporation.

Expected Issue Ratings*:	Moody’s Investors Service: Baa2 Standard & Poor’s: BBB-

Securities Offered:	Depositary Shares, each representing 1/40th interest in a share of 5.50% Non-Cumulative Perpetual Preferred Stock, Series C

Principal Amount:	$175,000,000 (7 million Depositary Shares)

Over-allotment Option	$8,750,000 (0.35 million Depositary Shares)

Liquidation Preference	$1,000 per share of Preferred Stock (equivalent to $25.00 per Depositary Share)

Maturity Date:	Perpetual

Dividend Rate:	5.50%

Dividend Payment:	Quarterly, commencing on February 13, 2013

Day Count:	30/360

Optional Redemption:

Redeemable in whole or in part, at par plus any declared and unpaid dividends, on November 13, 2017, or any dividend payment date thereafter. Also, redeemable in whole upon the occurrence of a “regulatory capital treatment event” at par plus any declared and unpaid dividends

Trade Date:	November 5, 2012

Settlement Date:	November 13, 2012

D-1

Public Offering Price:	$25.00 per Depositary Share

Listing:	NYSE (expected)

Joint Bookrunning Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:	RBC Capital Markets, LLC Keefe, Bruyette & Woods, Inc. Sandler O’Neill + Partners, L.P. Wedbush Securities, Inc.

CUSIP/ISIN:	Depositary Shares: 17800X 202/ US17800X2027 Preferred Stock: 17800X 301/ US17800X3017

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING GOLDMAN, SACHS & CO. AT TOLL-FREE 1-866-471-2526 AND J.P. MORGAN SECURITIES LLC AT 1-212-834-4533.

D-2